Exhibit 23.8

CONSENT OF DANIEL D. KAPOSTASY

I consent to (a) all references to my name and or any quotation from, or summarization of, the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022, effective as of December 31, 2021 (the “Technical Report”); the preliminary feasibility study entitled “Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA” originally dated and effective as of December 31, 2021, as amended January 30, 2023 (the “Preliminary Feasibility Study”); and (b) other disclosure regarding scientific and technical information, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2025 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-278193 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559, 333-278611 and 333-286685), and any amendments or supplements thereto.

I further consent to the filing of the Technical Report, Preliminary Feasibility Study, and the Technical Disclosure as exhibits thereto.

/s/ Daniel D. Kapostasy
Daniel D. Kapostasy, P.G., SME R.M.
Vice President, Technical Services
Energy Fuels Inc.

Date: February 26, 2026